Exhibit 99.1
UPC Holding Reports Second Quarter 2012 Results

Amsterdam, the Netherlands - August 3, 2012: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q2”) ended June 30, 2012. UPC Holding is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding's unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2012.

Financial and operating highlights for the three months ended June 30, 2012, as compared to the results for the same period last year (unless noted), include:

•Organic RGU1 additions increased 47% to 168,000, the best second quarter since 2006
•Revenue increased 6% to €1.05 billion, representing rebased2 growth of 3%
•Operating cash flow (“OCF”)3 improved 6% to €503 million, reflecting rebased growth of 2%

•	Operating income increased by 5% year-over-year to €238 million

•	Capital expenditures as a percentage of revenue declined to 18% of revenue

•	Over 95% of consolidated third-party debt is due 2016 and beyond

Financial Results

We reported consolidated revenue of €1.05 billion and €2.10 billion for the three and six months ended June 30, 2012, respectively. These results reflect year-over-year increases of 6% and 7%, respectively, as compared to the corresponding prior year periods. Our revenue growth in each period reflects the positive contribution from acquisitions, principally Aster in Poland, which occurred in September of 2011, and continued organic growth, driven in part by the 1.5 million digital television, broadband internet and telephony services that we have added in the last twelve months. In addition, our reported results for both periods were helped by favorable foreign currency (“FX”) movements. When adjusting for both the impact of acquisitions and FX, we achieved rebased revenue growth of 3% for both the three- and six-month 2012 periods, as compared to the respective 2011 periods.

With respect to our second quarter rebased revenue growth, our European operations (“UPC Europe”) achieved year-over-year rebased revenue growth of 2%, of which our Western European and Central and Eastern European (“CEE”) regions accounted for rebased growth of 3% and nil, respectively. As compared to our first quarter results, our Western European operations delivered modestly higher year-over-year rebased growth, helped in part by our Swiss business, which continued to show an accelerating trend with 4% rebased growth in the quarter, its best result in over three-and-a-half years. In addition, our Chilean operation (“VTR”) grew revenue 4% on a rebased basis in the second quarter.

Our OCF increased by 6% to €503 million and 7% to €1.0 billion for the three and six months ended June 30, 2012, respectively, as compared to the corresponding 2011 periods. Adjusting for both acquisitions and FX, we realized year-over-year rebased growth of 2% for both the second quarter and year-to-date 2012 periods. Specifically, our second quarter results were driven by solid performance in our Chilean operation, which achieved rebased OCF growth of 11% and our Western European operations, which delivered 4% rebased growth in the quarter.

Of particular note, our Swiss operation generated 7% rebased OCF growth, its best result in three years, helped by improved RGU volumes and lower marketing costs. Largely offsetting this growth, our CEE operations, representing approximately 21% of our consolidated OCF, posted a rebased OCF decline of 2% and UPC Europe's central and other segment realized an OCF deficit which was €9 million higher year-over-year. The latter increase was primarily the result of higher personnel and consulting costs, due in part to an increased level of strategic initiatives. As we move to the second half of 2012, we expect our rebased OCF growth to improve.

Our consolidated OCF margins4 were flat on a year-over-year basis, as we reported an OCF margin of 47.7% for Q2 2012, as compared to 47.8% in the prior year period, and an OCF margin of 47.6% for the 2012 year-to-date period, as compared to 47.5% in the corresponding 2011 period. For both the three- and six-month periods, Western Europe, CEE and Chile each reported improved margins as compared to the corresponding 2011 periods. Offsetting this improvement for both periods was an increase in costs in UPC Europe's central and other segment as noted above.

For the three and six months ended June 30, 2012, our capital expenditures declined 7% to €188 million and 5% to €390 million, respectively, as compared to the corresponding periods in 2011. For the second quarter, our capital expenditures measured as a percentage of revenue equated to 18% in 2012 as compared to 20% in 2011, and on a year-to-date basis, it was 19% for first-half 2012 versus 21% for first-half 2011. The reduction in capital expenditures in both periods was driven largely by vendor financing arrangements. Geographically, UPC Europe experienced year-over-year declines in the percentage of revenue represented by capital expenditures of 380 basis points and 320 basis points for the three and six months ended June 30, 2012, respectively. On the other hand, VTR realized year-over-year increases of 350 basis points and 310 basis points for the corresponding 2012 periods, resulting primarily from increased costs associated with customer premises equipment and network upgrades.

Subscriber Statistics

At June 30, 2012, we provided our 10.3 million unique customers a total of 18.4 million services, consisting of 9.3 million video, 5.3 million broadband internet and 3.8 million telephony services. During Q2, we increased our RGU base by 243,000, driven primarily by organic growth of 168,000 RGUs and the contribution of small in-market acquisitions in Hungary, Switzerland and the Netherlands. Our bundling strategy has continued its success as now over 5.0 million, or 48%, of our customers have more than one product. We finished Q2 with a bundling ratio of 1.78 products per customer. This represents an expansion in our bundled customer base of 623,000 customers (including acquisitions) in the last twelve months, with our triple-play customer base accounting for 88% of this increase.

For the three and six months ended June 30, 2012, we generated RGU additions of 168,000 and 366,000, respectively, including 18,000 and 32,000, respectively, relating to UPC Europe's small office home office (“SOHO”) RGUs.5 Our subscriber additions for the three- and six-month periods reflect year-over-year growth of 47% and 51%, respectively, and reflect our highest total additions since 2006 for the second quarter and first half of the year.

In Q2, eight of our ten operations reported better subscriber additions than the corresponding prior year period, primarily due to success in bundling. For Q2, our European operations represented 75% or 127,000 of our total RGU additions, and grew 97% on a year-over-year basis. This growth was fueled by record Q2 RGU additions in our CEE operations, which added 64,000 RGUs in the quarter, up 175% from Q2 2011. In addition, we had strong year-over-year performance in Western Europe with RGU additions up 53%, helped in part by our Swiss and Irish operations, which improved their RGU performance by nearly 75% and 50% in Q2 2012, respectively, as compared to Q2 2011. Beyond Europe, our operations in Chile added 42,000 RGUs in Q2, reflecting sequential improvement from the 30,000 subscribers gained in Q1.

Our video losses of 50,000 and 111,000 for the quarter and six months ended June 30, 2012, respectively, were largely consistent with our video losses of 55,000 and 108,000 for the same periods in 2011, respectively. During the three- and six-month 2012 periods, we added 116,000 and 265,000 digital cable subscribers. We ended the second quarter with digital penetration6 of 57%, up from 51% twelve months ago, and a digital cable base of 4.9 million RGUs. In the last half of 2012, our digital video business should benefit from the introduction of our next-generation Horizon video platform in September in the Netherlands, followed by Switzerland in Q4.

Capitalizing on the success of our triple-play bundles, we achieved strong organic gains in both telephony and broadband internet. With respect to telephony, our organic RGU additions increased 44% to 123,000 and 61% to 264,000 during the three- and six-month 2012 periods, respectively, as compared to the corresponding prior year periods. Our operations in Hungary, Poland, Ireland and Chile experienced notable year-over-year gains for both Q2 and year-to-date. In addition to telephony, we increased our broadband internet subscriber additions by 13% year-over-year to 95,000 RGUs for the three months ended June 30, 2012, and by 14% to 213,000 RGUs for the six months ended June 30, 2012. Key contributors to this growth were Romania, Poland and Switzerland.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the dates indicated:7

	June 30,	March 31,
	2012	2012
	in millions
UPC Broadband Holding Bank Facility	€4,194.8	€4,122.1
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.5	496.4
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	790.4	750.0
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	592.8	562.5
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	592.8	562.5
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	379.2	378.6
UPC Holding 9.875% Senior Notes due 2018	298.1	282.3
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including vendor financing and capital lease obligations	92.9	107.7
Total third-party debt	€9,127.5	€8,952.1

Cash and cash equivalents	€48.9	€83.7

At June 30, 2012, we reported €9.1 billion of third-party debt and €49 million of cash and cash equivalents. As compared to March 31, 2012, our third-party debt increased 2% or €175 million, primarily as a result of the strengthening of the U.S. dollar relative to the euro during the second quarter. In terms of maturity and borrowing cost at June 30, 2012, over 95% of our third-party debt was due in 2016 and beyond, and our debt borrowing cost8 was approximately 8.3% on a fully-swapped basis.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of June 30, 2012, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion, of which we estimate that approximately €285 million will be available upon completion of our second quarter compliance reporting requirements.

Based on the results for the quarter ended June 30, 2012 and subject to the completion of our second quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.86x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.66x.9

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2012:

		As of June 30, 2012
Facility	Final maturity	Interest rate	Facility amount[10]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility QP	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility RP	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility SP	Dec. 31, 2016	E + 3.75%	€1,204.5	—	1,204.5
Facility TP	Dec. 31, 2016	L + 3.50%	$260.2	—	204.5
Facility UP	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility VP	Jan. 15, 2020	0.076	€500.0	—	500.0
Facility WP	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility XP	Dec. 31, 2017	L + 3.50%	$1,042.8	—	824.3
Facility YP	July 1, 2020	0.064	€750.0	—	750.0
Facility ZP	July 1, 2020	0.066	$1,000.0	—	790.5
Facility AAP	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility ABP	Dec. 31, 2017	L + 3.50%[12]	$500.0	—	384.5
Facility ACP	Nov. 15, 2021	0.073	$750.0	—	592.8
Facility ADP	Jan. 15, 2022	0.069	$750.0	—	592.8
Facility AEP	Dec. 31, 2019	E + 3.75%	€535.5	—	535.5
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,226.1)
Total				€1,078.1	€4,194.8

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading television, broadband internet, and telephony services are provided through next-generation networks and innovative technology platforms in 10 countries that connect 10 million customers who subscribe to 18 million services as of June 30, 2012.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects and phasing of our rebased OCF growth, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our Horizon platform; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2012 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our condensed consolidated financial statements prior to the end of August 2012, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_______________________________

1
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

2
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results and (ii) reflect the translation of our rebased amounts for the 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 7 for supplemental information on rebased growth.

3	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

4	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

5
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

6	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

7
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

8
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

9
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

10	Except as described in note 7 above, amounts represent total third-party commitments at June 30, 2012 without giving effect to the impact of discounts.

11	Facilities T and AB carrying values include the impact of discounts.

12	The Facility AB interest rate includes a LIBOR floor of 1.25%.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At June 30, 2012, our operating segments in UPC Europe provided broadband communications services in nine European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three and six months ended June 30, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2012 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2011 include Aster and four small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2011 include Aster and six small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's June 30, 2012 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€236.6	€227.6	€9.0	4.0	3.9
Switzerland	245.6	227.1	18.5	8.1	3.5
Other Western Europe	160.8	158.1	2.7	1.7	1.7
Total Western Europe	643.0	612.8	30.2	4.9	3.2
Central and Eastern Europe	214.2	200.6	13.6	6.8	(0.3)
Central and other	22.5	22.3	0.2	0.9	—
Total UPC Europe	879.7	835.7	44.0	5.3	2.3
VTR (Chile)	175.2	158.8	16.4	10.3	4.0
Total	€1,054.9	€994.5	€60.4	6.1	2.6

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€473.5	€454.4	€19.1	4.2	4.2
Switzerland	486.1	446.2	39.9	8.9	3.1
Other Western Europe	320.6	316.4	4.2	1.3	1.3
Total Western Europe	1,280.2	1,217.0	63.2	5.2	3.1
Central and Eastern Europe	428.4	394.4	34.0	8.6	(0.3)
Central and other	44.3	44.3	—	—	—
Total UPC Europe	1,752.9	1,655.7	97.2	5.9	2.2
VTR (Chile)	346.5	315.3	31.2	9.9	5.2
Total	€2,099.4	€1,971.0	€128.4	6.5	2.7

Operating Cash Flow	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€139.2	€134.7	€4.5	3.3	3.3
Switzerland	140.7	126.5	14.2	11.2	6.6
Other Western Europe	73.5	73.6	(0.1)	(0.1)	(0.1)
Total Western Europe	353.4	334.8	18.6	5.6	3.8
Central and Eastern Europe	105.3	98.3	7.0	7.1	(1.8)
Central and other	(32.4)	(23.2)	(9.2)	(39.7)	—
Total UPC Europe	426.3	409.9	16.4	4.0	0.6
VTR (Chile)	76.6	65.2	11.4	17.5	10.9
Total	€502.9	€475.1	€27.8	5.9	2.1

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€278.5	€266.8	€11.7	4.4	4.4
Switzerland	276.6	248.4	28.2	11.4	5.5
Other Western Europe	147.8	146.5	1.3	0.9	0.9
Total Western Europe	702.9	661.7	41.2	6.2	4.0
Central and Eastern Europe	210.2	191.3	18.9	9.9	(1.3)
Central and other	(59.7)	(47.1)	(12.6)	(26.8)	—
Total UPC Europe	853.4	805.9	47.5	5.9	1.5
VTR (Chile)	146.5	131.0	15.5	11.8	7.1
Total	€999.9	€936.9	€63.0	6.7	2.3

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow	€502.9	€475.1	€999.9	€936.9
Stock-based compensation expense	(4.4)	(3.3)	(8.7)	(6.6)
Depreciation and amortization	(261.3)	(240.0)	(518.0)	(479.7)
Related party fees and allocations, net	4.7	(3.3)	5.1	(4.8)
Impairment, restructuring and other operating items, net	(3.8)	(1.3)	(3.1)	(3.6)
Operating income	€238.1	€227.2	€475.2	€442.2

Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions
UPC Europe:
The Netherlands	€49.6	€40.1	€87.6	€82.1
Switzerland	49.3	41.3	83.8	74.5
Other Western Europe	31.2	37.8	56.3	67.3
Total Western Europe	130.1	119.2	227.7	223.9
Central and Eastern Europe	46.0	36.0	80.2	69.4
Central and other	34.6	29.3	56.3	54.8
Total UPC Europe	210.7	184.5	364.2	348.1
VTR (Chile)	44.6	35.5	87.8	70.2
Total UPC Holding	€255.3	€220.0	€452.0	€418.3

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	€119.1	€75.4	€212.1	€169.6
Scalable infrastructure	43.3	54.4	77.2	90.2
Line extensions	23.4	32.7	47.9	52.6
Upgrade/rebuild	21.1	21.9	36.1	38.8
Support capital	48.4	35.6	78.7	67.1
Property and equipment additions	255.3	220.0	452.0	418.3
Assets acquired under capital-related vendor financing arrangements (including intercompany amounts)	(48.5)	(18.0)	(67.2)	(18.0)
Assets acquired under capital leases	(0.3)	(0.2)	(0.7)	(0.2)
Changes in current liabilities related to capital expenditures	(18.9)	0.6	5.7	9.0
Total capital expenditures[1]	€187.6	€202.4	€389.8	€409.1

Total Capital Expenditures:
UPC Europe	€140.2	€165.0	€304.8	€341.4
VTR (Chile)	47.4	37.4	85.0	67.7
Total UPC Holding	€187.6	€202.4	€389.8	€409.1

Total Capital Expenditures as % of Revenue:
UPC Europe	15.9%	19.7%	17.4%	20.6%
VTR (Chile)	27.1%	23.6%	24.5%	21.5%
Total UPC Holding	17.8%	20.4%	18.6%	20.8%

_______________________________

1
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

RGUs, Customers and Bundling2

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2012, March 31, 2012 and June 30, 2011:

	June 30, 2012	March 31, 2012	June 30, 2011	Q2’12 / Q1'12 (% Change)	Q2’12 / Q2’11 (% Change)
Total RGUs
Video	9,340,500	9,344,400	9,085,900	0.0%	2.8%
Broadband Internet	5,266,000	5,148,700	4,532,000	2.3%	16.2%
Telephony	3,773,900	3,644,200	3,139,700	3.6%	20.2%
UPC Holding RGUs	18,380,400	18,137,300	16,757,600	1.3%	9.7%

Total Customers
Total Single-Play Customers	5,342,400	5,434,400	5,513,200	(1.7%)	(3.1%)
Total Double-Play Customers	1,980,900	2,000,300	1,907,500	(1.0%)	3.8%
Total Triple-Play Customers	3,025,400	2,900,800	2,476,200	4.3%	22.2%
UPC Holding Customers	10,348,700	10,335,500	9,896,900	0.1%	4.6%

% Double-Play Customers
UPC Europe	19.0%	19.2%	19.0%	(1.0%)	0.0%
VTR (Chile)	20.3%	20.6%	21.7%	(1.5%)	(6.5%)
UPC Holding	19.1%	19.4%	19.3%	(1.5%)	(1.0%)

% Triple-Play Customers
UPC Europe	27.1%	25.9%	22.6%	4.6%	19.9%
VTR (Chile)	47.0%	46.2%	44.3%	1.7%	6.1%
UPC Holding	29.2%	28.1%	25.0%	3.9%	16.8%

RGUs per Customer Relationship
UPC Europe	1.73	1.71	1.64	1.2%	5.5%
VTR (Chile)	2.14	2.13	2.10	0.5%	1.9%
UPC Holding	1.78	1.75	1.69	1.7%	5.3%

ARPU per Customer Relationship3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX Neutral
	2012	2011	% Change	% Change[4]
UPC Europe	€28.16	€27.66	1.8%	2.3%
VTR (Chile)	CLP 30,681	CLP 29,990	2.3%	2.3%
UPC Holding	€30.32	€29.48	2.8%	2.2%

_______________________________

2	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

3
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

4
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – June 30, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,816,300	2,800,900	1,783,100	3,686,700	724,900	1,056,400	—	—	1,781,300	2,813,700	1,003,800	2,810,700	901,600
Switzerland(13)	2,111,800	1,824,100	1,539,500	2,462,900	938,600	563,200	—	—	1,501,800	2,292,700	575,200	2,292,700	385,900
Austria	1,249,500	1,249,500	702,700	1,351,000	185,600	321,200	—	—	506,800	1,249,500	475,000	1,249,500	369,200
Ireland	865,200	728,300	537,100	945,200	72,300	333,200	—	50,500	456,000	728,300	283,400	700,200	205,800
Total Western Europe	7,042,800	6,602,800	4,562,400	8,445,800	1,921,400	2,274,000	—	50,500	4,245,900	7,084,200	2,337,400	7,053,100	1,862,500
Poland	2,636,700	2,494,400	1,478,800	2,554,600	638,700	688,900	—	—	1,327,600	2,494,400	809,600	2,482,900	417,400
Romania	2,076,600	1,684,600	1,147,200	1,655,000	465,000	390,000	287,000	—	1,142,000	1,684,600	306,400	1,622,800	206,600
Hungary	1,514,300	1,498,700	1,013,200	1,690,900	331,300	305,300	226,000	—	862,600	1,498,700	468,800	1,501,100	359,500
Czech Republic	1,338,300	1,230,000	748,400	1,225,400	74,700	418,500	90,600	—	583,800	1,230,000	443,100	1,227,200	198,500
Slovakia	485,700	456,900	277,600	406,000	89,000	115,500	50,300	700	255,500	424,300	95,600	424,300	54,900
Total CEE	8,051,600	7,364,600	4,665,200	7,531,900	1,598,700	1,918,200	653,900	700	4,171,500	7,332,000	2,123,500	7,258,300	1,236,900
Total UPC Europe	15,094,400	13,967,400	9,227,600	15,977,700	3,520,100	4,192,200	653,900	51,200	8,417,400	14,416,200	4,460,900	14,311,400	3,099,400

VTR (Chile)	2,790,300	2,212,600	1,121,100	2,402,700	184,900	738,200	—	—	923,100	2,212,600	805,100	2,203,500	674,500

Grand Total	17,884,700	16,180,000	10,348,700	18,380,400	3,705,000	4,930,400	653,900	51,200	9,340,500	16,628,800	5,266,000	16,514,900	3,773,900

	Subscriber Variance Table – June 30, 2012 vs. March 31, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	14,300	14,600	(16,000)	21,200	(34,700)	18,800	—	—	(15,900)	14,900	18,900	14,700	18,200
Switzerland(13)	12,000	16,200	200	21,500	(21,100)	22,500	—	—	1,400	14,300	10,200	14,300	9,900
Austria	67,200	67,200	(3,000)	9,200	(9,500)	8,100	—	—	(1,400)	67,200	3,900	67,200	6,700
Ireland	(2,100)	7,500	200	22,600	(5,000)	500	—	(2,200)	(6,700)	7,500	10,700	9,000	18,600
Total Western Europe	91,400	105,500	(18,600)	74,500	(70,300)	49,900	—	(2,200)	(22,600)	103,900	43,700	105,200	53,400
Poland	9,900	13,200	(14,100)	17,400	(39,300)	26,200	—	—	(13,100)	13,200	9,300	14,100	21,200
Romania	3,100	28,300	1,100	17,600	(15,500)	14,000	3,200	—	1,700	28,300	9,600	28,400	6,300
Hungary	95,300	93,800	32,600	90,700	18,800	11,900	(300)	—	30,400	93,800	27,100	93,800	33,200
Czech Republic	2,200	2,200	900	(1,100)	(1,500)	(3,600)	5,000	—	(100)	2,200	1,000	2,100	(2,000)
Slovakia	800	800	(900)	2,400	(6,200)	2,700	1,000	(100)	(2,600)	1,400	3,100	1,400	1,900
Total CEE	111,300	138,300	19,600	127,000	(43,700)	51,200	8,900	(100)	16,300	138,900	50,100	139,800	60,600
Total UPC Europe	202,700	243,800	1,000	201,500	(114,000)	101,100	8,900	(2,300)	(6,300)	242,800	93,800	245,000	114,000

VTR (Chile)	26,500	73,600	12,200	41,600	(14,500)	16,900	—	—	2,400	73,600	23,500	73,900	15,700

Grand Total	229,200	317,400	13,200	243,100	(128,500)	118,000	8,900	(2,300)	(3,900)	316,400	117,300	318,900	129,700

ORGANIC CHANGE SUMMARY:
UPC Europe	28,700	70,800	(49,900)	126,600	(157,500)	98,700	8,900	(2,300)	(52,200)	78,000	71,200	80,200	107,600
VTR (Chile)	26,500	73,600	12,200	41,600	(14,500)	16,900	—	—	2,400	73,600	23,500	73,900	15,700
Total Organic Change	55,200	144,400	(37,700)	168,200	(172,000)	115,600	8,900	(2,300)	(49,800)	151,600	94,700	154,100	123,300

Q2 2012 ADJUSTMENTS:
Acquisition - Netherlands	7,900	7,900	4,500	6,800	3,100	1,500	—	—	4,600	7,900	1,300	7,900	900
Acquisition - Switzerland	8,200	8,200	6,900	6,900	6,900	—	—	—	6,900	—	—	—	—
Austria adjustment	63,000	63,000	(1,900)	(2,200)	—	(1,000)	—	—	(1,000)	63,000	(900)	63,000	(300)
Poland adjustment	3,600	4,500	—	—	—	—	—	—	—	4,500	—	4,500	—
Acquisition - Hungary	97,500	95,200	41,400	63,400	33,500	1,900	—	—	35,400	95,200	22,200	95,200	5,800
Hungary adjustment	(6,200)	(5,800)	—	—	—	—	—	—	—	(5,800)	—	(5,800)	—
Net Adjustments	174,000	173,000	50,900	74,900	43,500	2,400	—	—	45,900	164,800	22,600	164,800	6,400

Total Net Adds (Reductions)	229,200	317,400	13,200	243,100	(128,500)	118,000	8,900	(2,300)	(3,900)	316,400	117,300	318,900	129,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2012 RGU counts exclude 58,700 and 8,000 subscriber identification module (“SIM”) cards in service in Poland and the Netherlands, respectively.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count reported for Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 413,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber count reported for Switzerland. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 68,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,700 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At June 30, 2012, Switzerland's partner networks account for 122,800 Customer Relationships, 218,600 RGUs, 87,800 Digital Cable Subscribers, 468,600 Internet and Telephony Homes Serviceable, 76,700 Internet Subscribers, and 54,100 Telephony Subscribers. In addition, partner networks account for 481,900 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2012 subscriber table.

Additional General Notes to Tables:
Most of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services, primarily in Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.